University General Health System Acquires Physical Therapy Center Near Dallas

Acquisition Expected to Contribute More Than $2 Million in Annual Revenues

HOUSTON, TX -- (Marketwire - April 03, 2013) - University General Health System, Inc. (OTCQB: UGHS) ("University General") ("the Company"), a diversified, integrated multi-specialty health care delivery system, today announced that it has acquired a physical therapy center in Ennis, Texas, a suburb of Dallas, for an undisclosed amount of cash.

Ennis Healthcare Systems, Inc. provides physical therapy, rehabilitation and pain management care and is expected to serve as a referral source for more complex orthopedic, spine and pain-related medical procedures available within the University General Hospital system in the greater Dallas metroplex. The center will be operated as a hospital outpatient department ("HOPD") of University General Hospital - Dallas and will be rebranded to reflect the Company's expanding presence in North Texas.

"This purchase of the physical therapy center represents our ongoing expansion of the regional network strategy implemented initially in the Houston metropolitan area," noted Hassan Chahadeh, M.D., Chairman and Chief Executive Officer of University General Health System, Inc. "This is our first North Texas regional ancillary care expansion since the December 2012 acquisition of our flagship hospital in the Dallas market, and we are pleased with the response from the local medical community. We expect an incremental net patient revenue contribution in excess of $2 million annually and an EBITDA contribution of more than $700,000 from the center."

About University General Health System, Inc.

University General Health System, Inc. is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals located in Houston and Dallas, Texas. Ancillary hospital outpatient departments (HOPDs) include two ambulatory surgical centers, a number of diagnostic imaging and physical therapy clinics, two sleep clinics, and a hyperbaric wound care center. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

Forward Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

For additional information, please contact:

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(800) 377-9893
info@rjfalkner.com

Jody Cain
LHA
310-691-7100
JCain@lhai.com